Exhibit 99.1

January 14, 2013	Contact: Yvonne Gill
570-724-0247
yvonneg@cnbankpa.com

C&N Announces FOURTH QUARTER 2012 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and annual periods ended December 31, 2012.

Fourth quarter 2012 net income was $5,939,000, or $0.48 per basic and diluted share, as compared to $0.45 per share in the third quarter 2012 and $0.51 per share for the fourth quarter 2011. Annual net income for 2012 was $22,705,000, or $1.86 per basic share and $1.85 per diluted share, as compared to $1.92 per basic and diluted share in 2011. Annualized return on average assets was 1.74% for the year ended December 31, 2012, and annualized return on average equity for 2012 was 12.91%.

Quarterly Results:

Fourth quarter 2012 net income was $445,000 higher than the third quarter 2012 amount. Net interest income of $11,591,000 was down slightly ($17,000) from the previous quarter. C&N recorded a credit for loan losses (reduction in expense) of $133,000 in the fourth quarter 2012, as compared to a provision of $236,000 in the third quarter 2012. The credit for loan losses in the most recent quarter resulted mainly from a reduction in the general portion of the allowance for loan losses, as total loans outstanding decreased during the quarter. Net charge-offs totaled $802,000 in the fourth quarter, including $760,000 related to a commercial relationship for which a specific allowance for loan losses had been established in prior periods. Noninterest revenue of $4,360,000 was $257,000 higher than the third quarter total, including revenue from Trust services of $1,085,000 which was $212,000 higher than the third quarter 2012 amount. Realized gains from available-for-sale securities totaled $51,000 in the fourth quarter 2012, down from $2,430,000 in the third quarter, while third quarter results included a loss of $2,190,000 from pre-payment of borrowings for which there was no corresponding amount in the fourth quarter. Noninterest expenses totaled $7,987,000 in the fourth quarter 2012, down $220,000 from the third quarter. The income tax provision of $2,209,000 (27.1% of pre-tax income) was $195,000 higher in the fourth quarter as compared to the previous quarter, reflecting higher pre-tax income.

Fourth quarter 2012 net income was $202,000 lower than the fourth quarter 2011 total, including a reduction in net interest income of $803,000 (6.5%). The lower level of net interest income in the fourth quarter 2012 includes the effects of margin compression due to reductions in long-term interest rates, as C&N’s fully taxable equivalent net interest margin of 4.19% was 0.14% lower than the corresponding fourth quarter 2011 margin. Also, fourth quarter 2011 net interest income included accretion income of $325,000 related to the recovery of a previously written down security that matured (with payment in full received) in the second quarter 2012. Noninterest revenue was $649,000 higher in the fourth quarter 2012 as compared to the fourth quarter 2011, including significant increases in gains from sales of loans, Trust revenue and service charges on deposit accounts.

Annual Results:

Net income for 2012 of $22,705,000 was $663,000 (2.8%) lower than 2011 net income. Some of the more significant highlights related to annual earnings are as follows:

•	Net interest income totaled $47,601,000 in 2012, down slightly ($99,000) from 2011. The fully taxable equivalent net interest margin of 4.26% in 2012 was 0.04% higher than the 2011 margin, while total average earning assets were 0.7% lower in 2012. In 2012 and 2011, net interest income included the benefit of accretion from the recovery of a previous write-down on a security, including a benefit of $855,000 in 2012 and $825,000 in 2011.

•	The provision for loan losses was $288,000 in 2012 as compared to a credit (reduction in expense) of $285,000 in 2011. The provision for loan losses in 2012 included charges related to a few larger commercial loans, while both 2012 and 2011 included reductions in the general components of the allowance for loan losses attributable to reductions in total loans outstanding.

•	Total noninterest revenue of $16,317,000 in 2012 was $2,379,000 higher than the corresponding 2011 amount. In 2011, noninterest revenue included an impairment loss of $948,000 related to an investment in a real estate limited partnership. Excluding the 2011 impairment loss, noninterest revenue for 2012 was $1,431,000 (9.6%) higher than the total in 2011. The increase in noninterest revenue for 2012 included significant increases in gains from sales of residential mortgage loans, which totaled $1,925,000 in 2012, up $818,000 over 2011. Trust revenues totaled $3,847,000 in 2012, an increase of $375,000 (10.8%) over 2011, while brokerage revenues of $801,000 increased $161,000 (25.2%) over 2011. Service charges on deposit accounts of $5,036,000 in 2012 were up $263,000 (5.5%) over 2011. Included in noninterest revenue were net losses related to real estate properties acquired in foreclosures of $66,000 in 2012 as compared to net gains of $41,000 in 2011.

•	In 2012, pre-tax net realized gains from securities totaled $2,682,000, while losses were incurred from prepayment of borrowings totaling $2,333,000. In comparison, security gains totaled $2,216,000 in 2011 and there were no losses from prepayments of borrowings. In both years, securities gains included significant amounts from sales of pooled trust-preferred securities that had previously been written off. The loss from pre-payment of borrowings occurred in the third quarter 2012 when C&N prepaid principal of $12 million on long-term borrowings (repurchase agreements) with an average interest rate of 3.93%.

•	Noninterest expense, excluding the loss from prepayment of borrowings, was $32,848,000 in 2012, up $791,000 (2.5%) from 2011. The increase in noninterest expense in 2012 includes an increase in other operating expense of $597,000. Within other operating expense, the largest increases in 2012 included increases in software subscriptions and updates, ATM and debit card processing costs, legal fees related to lending and collection matters and expenses related to other real estate properties. Salaries and wages were $504,000, or 3.6%, higher for 2012 as compared to 2011, including an increase in stock-based compensation of $98,000. FDIC assessments were $199,000 lower in 2012 than in 2011, reflecting the benefit of a change in the FDIC’s method for determining assessments that became effective in the second quarter 2011. Occupancy expense was $162,000 lower in 2012 as compared to 2011, in part due to reduced costs associated with the Court Street, Williamsport location.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,286,907,000 at December 31, 2012, as compared to $1,310,009,000 at September 30, 2012 and $1,323,735,000 at December 31, 2011.

•	Net loans outstanding (excluding mortgage loans held for sale) were $677,053,000 at December 31, 2012 as compared to $690,357,000 at September 30, 2012 and down 3.4% from $700,610,000 at December 31, 2011. The reduction in loans outstanding in the fourth quarter 2012 included the effect of a repayment of approximately $8.6 million received on a large commercial loan, as well as a reduction in outstanding residential mortgage loans held on the balance sheet. Total nonperforming assets as a percentage of assets was 0.82% at December 31, 2012 as compared to 0.79% at September 30, 2012 and 0.73% at December 31, 2011.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $100,631,000 at December 31, 2012, an increase of $43,994,000 from one year earlier.

•	Deposits and repo sweep accounts totaled $1,011,673,000 at December 31, 2012 as compared to $1,017,667,000 at September 30, 2012 and $1,023,156,000 at December 31, 2011.

•	Total shareholders’ equity was $182,786,000 at December 31, 2012, up from $180,146,000 at September 30, 2012 and $167,385,000 at December 31, 2011. Tangible common equity as a percentage of tangible assets was 13.39% at December 31, 2012, up from 11.84% a year earlier.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $707,912,000 at December 31, 2012, an increase of 11.5% from a year earlier, reflecting the effect of new accounts as well as net appreciation in asset values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.